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                                                                    EXHIBIT 5(a)

                               SOMMER & BARNARD
                             Attorneys at Law, PC
                              4000 Bank One Tower
                              111 Monument Circle
                          Indianapolis, Indiana 46204


                                            November 10, 1999

Vectren Corporation
20 N. W. Fourth Street
Evansville, Indiana 47741

Ladies and Gentlemen:

     You have requested our opinion in connection with the Form S-4 Registration Statement which is being filed with the Securities and Exchange Commission by Vectren Corporation, with respect to the common shares, no par value, of Vectren (the "Shares") to be issued to shareholders of Indiana Energy, Inc. and SIGCORP, Inc. in the event the Agreement and Plan of Merger among Indiana Energy, SIGCORP and Vectren is approved and the transactions contemplated therein are consummated, all as further described in the Registration Statement.

     We have examined such records and documents, and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that, when converted in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, the Shares will have been duly authorized, validly issued, fully paid and not subject to further assessment.

     We consent to the use of our name under the caption "LEGAL MATTERS" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.
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                                             Sincerely,


                                             /s/ SOMMER & BARNARD, PC